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                                                         EXHIBIT NO. 99.10(a)


                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration No. 33-7638 of MFS Series Trust I, of our reports each dated October 7, 1999, appearing in the annual reports to shareholders of MFS Cash Reserve Fund and MFS Managed Sectors Fund for the year ended August 31, 1999, each a series of MFS Series Trust I, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Deloitte & Touche LLP



Boston, Massachusetts
October 25, 1999